UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: November 14, 2007
(Date of earliest event reported)
Akorn, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	0-13976	72-0717400
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)
2500 MILLBROOK DRIVE
BUFFALO GROVE, ILLINOIS 60089
(Address of principal executive offices)
(847) 279-6100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Ac (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On November 14, 2007, Akorn, Inc. (the “Company”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the Serum Institute of India Ltd. (“Investor”), providing for the private placement of 1,000,000 shares of the Company’s Common Stock (“Common Stock”) at a price of $7.01 per share upon the satisfaction of certain conditions to closing. The aggregate offering price of the private placement was $7,010,000. There were no commissions paid in connection with the private placement.
     The shares of Common Stock issued under the Securities Purchase Agreement (collectively, the “Registrable Securities”) are subject to certain registration rights as set forth in the Securities Purchase Agreement. Under the Securities Purchase Agreement, the Company agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) by the sixtieth day after the closing date of the transactions contemplated by the Securities Purchase Agreement (the “Filing Date”), for purposes of registering the Registrable Securities. The Registration Statement is to be on Form S-3. The Company agreed to maintain the effectiveness of the Registration Statement until the earlier of the date that all Registrable Securities covered by such Registration Statement have been sold or can be sold publicly under Rule 144(k) under the Securities Act of 1933, as amended (the “Act”) (the “Effectiveness Period”).
     Pursuant to the Securities Purchase Agreement, should certain events occur, then on every monthly anniversary thereof until the applicable event is cured and on the date of such cure, the Company shall pay to the Investor an amount in cash, as liquidated damages, equal to $0.0526 per share for each share of Common Stock purchased under the Securities Purchase Agreement and then owned by the Investor (the “Event Payments”). Subject to limitations set forth in the Securities Purchase Agreement, the following constitute applicable events (i) the Registration Statement is not filed on or prior to the Filing Date or is not declared effective within the earlier of (a) the 120th day following the Filing Date or (b) the 5th trading day after the Company is notified that the Registration Statement will not be reviewed, or is no longer subject to further review, by the SEC; (ii) the Common Stock is not listed or quoted, or is suspended from trading, on an eligible market for a period of five trading days during the Effectiveness Period; or (iii) the Registration Statement ceases to be effective for 20 trading days in a 365 day period. The Event Payments relate solely to the shares of Common Stock issued to the Investor under the Securities Purchase Agreement. The Event Payments shall not exceed $525,750.
     On November 14, 2007, the Company also entered into a Waiver and Consent to Credit Agreement (the “Waiver and Consent”) with LaSalle Bank National Association (“LaSalle Bank”), the financial institutions party thereto (the “Lenders”) and Akorn (New Jersey), Inc. (“Akorn (New Jersey)”). Among other things, the Waiver and Consent waived certain events of default arising out of noncompliance with certain of the Company’s obligations under the Credit Agreement dated October 7, 2003 among the Company, Akorn (New Jersey), the Lenders and LaSalle Bank, as previously amended, arising from the Company entering into the Securities Purchase Agreement and issuing the shares of Common Stock thereunder.
     The descriptions of the Securities Purchase Agreement and Waiver and Consent herein are only summaries and are qualified in their entirety by the full text of such documents, the forms of which are filed as exhibits hereto and are incorporated by reference herein.
     In October 2004, the Company and Investor entered into an exclusive Drug Development and Distribution Agreement for oncology and other injectable products. In September of 2006, the Company and Investor entered into a Securities Purchase Agreement for the private placement of 1,000,000 shares of the Company’s Common Stock. In November of 2006, the Company and Investor entered into (i) a Development and Exclusive Distribution Agreement for certain antibody drugs (the “Development and Exclusive Distribution Agreement”) and (ii) a Development Funding Agreement to provide funding for the Development and Exclusive Distribution Agreement.

Item 3.02 Unregistered Sales of Equity Securities.
     The information disclosed under Item 1.01 of this Current Report on Form 8-K with respect to the Company’s unregistered issuance of 1,000,000 shares of Common Stock pursuant to the Securities Purchase Agreement is incorporated into this Item 3.02 in its entirety. The issuance of the Common Stock will be made in a private placement under Section 4(2) of the Act and/or Rule 506 of Regulation D under the Act, pursuant to the terms of the Securities Purchase Agreement.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
     4.1 Securities Purchase Agreement dated November 14, 2007, between the Company and the Investor.
     10.1 Waiver and Consent to Credit Agreement dated November 14, 2007, among LaSalle Bank, the Lenders, the Company and Akorn (New Jersey).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.
By:	/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell
Sr. Vice President, Chief Financial Officer, Secretary and Treasurer

Date: November 19, 2007

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